Exhibit 99(i)21

NEWS


September 2, 2003

CH Energy Group Appoints
Capone CFO and Treasurer

The Corporation's Board of Directors has appointed Christopher M. Capone as Chief Financial Officer and Treasurer of CH Energy Group, Inc., and its principle subsidiaries, Central Hudson Gas & Electric Corporation and Central Hudson Enterprises Corporation. Capone's appointment, which is effective immediately, is part of an executive succession plan announced recently with the appointment of Steven V. Lant as Chief Executive Officer of CH Energy Group. "Both Mr. Lant and I are quite pleased to have someone of Chris's caliber assume the responsibilities of developing the corporation's financial policies and strategies. He is well qualified, and his extensive Wall Street experience gives him a unique and necessary perspective to help us grow in an ever-changing market," said Paul J. Ganci, Chairman of the Board. "Chris has demonstrated excellent abilities in managing both assets and risks, in raising capital, and in providing for the liquidity needs of CH Energy Group." Capone is the former Vice President and Senior Fixed Income Portfolio Manager of the Bank of New York, where he was employed from 1987 until 2000, when he joined CH Energy Group. He earned a master's degree in Business Administration Columbia University in 1999 and a bachelor's of Science degree from Marist College in 1984. He resides in the town of Poughkeepsie with his wife, Jill, and son, Andrew.

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